Exhibit 99.1

- NEWS RELEASE -

Boeing Reports Second Quarter Results; Updates Outlook

-	Defense and commercial airplane businesses performing

-	Results include previously disclosed charges related to launch and satellite businesses

•	Second quarter net loss of $0.24 per diluted share includes previously disclosed charges totaling $0.87 related to the company’s Delta IV program and certain satellite programs
•	Revenues on track at $12.8 billion for the second quarter; 2003 revenue guidance unchanged
•	Strong operating cash flow of $845 million and free cash flow* of $672 million after discretionary pension contribution of $479 million; 2003 cash flow guidance unchanged
•	Revising 2003 earnings per share outlook to reflect announced second quarter charges partially offset by performance
•	Revising 2004 outlook primarily to reflect updated commercial airplanes deliveries and mix, reduced demand for commercial aviation services and spares, and the revised launch and satellite outlook

Selected Operating Highlights — Second Quarter 2003:

•	Received approval to proceed toward $14 billion system design and development phase of the U.S. Army’s Future Combat System; received U.S. Air Force approval on $16 billion 767 Tanker program
•	Continued solid Commercial Airplanes’ operating performance on planned lower deliveries of 74 airplanes; won 76 commercial airplane orders, including 45 from All Nippon Airways; announced 7E7 systems technology team, selected advanced composite materials for majority of primary structure, and began wind-tunnel testing
•	Signed service agreements to provide Connexion by BoeingSM service on 88 Lufthansa airplanes
Table 1. Summary Financial Results
(Millions, except per share data)	2nd Quarter		% Change	Six Months		% Change
	2003	2002		2003	2002

Revenues	$12,785	$13,858	(8%)	$25,045	$27,679	(10%)
Reported Net Income / (Loss)	($192)	$779	(125%)	($670)	($470)	(43%)
Reported Earnings / (Loss) per Share	($0.24)	$0.96	(125%)	($0.84)	($0.58)	(45%)
Diluted EPS Impact of Non-Cash SFAS 142 Goodwill Impairment Charges				($1.02)	($2.26)
Adjusted Earnings per Share*	($0.24)	$0.96	(125%)	$0.18	$1.68	(89%)
Average Diluted Shares for EPS	800.1	808.1		800.1	807.9

*	A complete definition and discussion of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is attached at the end of the release.

CHICAGO, July 23, 2003 — The Boeing Company [NYSE: BA] reported a net loss for the second quarter of 2003 of $192 million, or $0.24 per share, on revenues of $12.8 billion. This compares with net earnings of $779 million, or $0.96 per share, on revenues of $13.9 billion for the second quarter of 2002.

On July 15, 2003, the company disclosed it would recognize charges related to its launch and satellite businesses. These charges decreased net earnings for the quarter by $693 million, or $0.87 per share.

“We took strong actions this quarter to recognize and address the challenges in our commercial space businesses,” said Boeing Chairman and Chief Executive Officer Phil Condit. “Our strong defense portfolio again performed well, and Commercial Airplanes and Boeing Capital Corporation are successfully managing through the downturn for strong future returns.”

As shown in Table 2, the company reported losses from operations totaling $293 million in the second quarter compared with earnings from operations of $1.2 billion in the second quarter of 2002. Previously announced charges related to the satellite and launch businesses reduced earnings from operations $1.1 billion. In addition, second quarter results reflect lower planned commercial airplane deliveries and pension income, partially offset by strong performance on military programs and ongoing production improvements at Commercial Airplanes.

Table 2. Earnings from Operations & Margins
(Millions, except margin percent)	2nd Quarter		Six Months
	2003	2002	2003	2002

Earnings / (Losses) from Operations	($293)	$1,176	($666)	$2,078

Add Back: Goodwill Impairment Charges(1)			$913	— (2)

Adjusted Earnings from Operations*	($293)	$1,176	$247	$2,078

Operating Margin	(2.3%)	8.5%	(2.7%)	7.5%

Adjusted Operating Margin*	(2.3%)	8.5%	1.0%	7.5%

(1)	See segment results and Boeing press releases dated April 10, 2003, and April 23, 2003, for additional information.

(2)	Upon adopting SFAS 142 in the first quarter of 2002, the company recorded a transitional goodwill impairment charge of $2.4 billion, $1.8 billion net of tax, presented as a cumulative effect of accounting change. This charge did not impact 1Q02 reported earnings from operations.

Deferred stock compensation pre-tax expense increased $59 million during the quarter due to the increase in the company’s stock price from March 31 through June 30. This resulted in a $0.05 unfavorable impact to earnings per share. Pre-tax expense for share-based plans totaled $120 million and reduced earnings per share by $0.09. Taken together, consolidated stock compensation expenses lowered second quarter earnings per share by a total of $0.14.

As shown in Table 3, the company generated operating cash flow of $845 million and free cash flow* of $672 million during the quarter. The company made a discretionary cash contribution to its pension plans of $479 million, which reduced second quarter operating cash flow. This compares with a $325 million discretionary contribution in the second quarter of 2002.

Table 3. Cash Flow
(Millions)	2nd Quarter		Six Months
	2003	2002	2003	2002

Operating Cash Flow(1)	$845	$925	$417	$1,686

Less Property, Plant & Equipment, Net	($173)	($240)	($303)	($463)

Free Cash Flow*	$672	$685	$114	$1,223

(1)	2Q03 operating cash flow includes $564 million of cash received from customer financing transactions and classified as Operating Cash Flow compared to $695 million in 2Q02. 2002 operating cash flow reflects previously disclosed reclassification of certain cash flows into investing activities.

As shown in Table 4, cash and debt balances at the end of the quarter were down slightly from the first quarter of 2003.

Table 4. Quarter-End Cash and Debt Balances
(Billions)	2Q03	1Q03

Cash	$1.9	$2.0
Debt Balances:
The Boeing Company	$4.8	$5.1
Boeing Capital Corporation	$9.2	$9.3
Non-Recourse Customer Financing	$0.5	$0.6

Total Consolidated Debt	$14.5	$15.0

Segment Results

Boeing Commercial Airplanes

Commercial Airplanes continues to aggressively manage for profitability through the unprecedented downturn in its markets while focusing on the future. During the quarter, Commercial Airplanes continued to resize operations, improve efficiency, and pursue a disciplined product development strategy, including the new 7E7 airplane. As part of resizing operations, after the quarter Commercial Airplanes announced additional employment reductions of 4,000 to 5,000 people, bringing year-end employment estimates in the range of 55,000 to 56,000. Commercial Airplanes results are summarized in Table 5.

Table 5. Commercial Airplanes Operating Results
(Millions, except deliveries & margin percent)	2nd Quarter		% Change	Six Months		% Change
	2003	2002		2003	2002

Commercial Airplanes Deliveries	74	112	(34%)	145	222	(35%)

Revenues	$5,819	$7,662	(24%)	$11,516	$15,975	(28%)
Earnings / (Losses) from Operations	$313	$560	(44%)	$201	$1,199	(83%)

Add Back: Goodwill Impairment Charges				$341

Adjusted Earnings from Operations*	$313	$560	(44%)	$542	$1,199	(55%)

Operating Margins	5.4%	7.3%		1.7%	7.5%
Adjusted Operating Margins*	5.4%	7.3%		4.7%	7.5%

During the second quarter, deliveries of commercial airplanes decreased 34 percent to 74 airplanes, and revenues fell 24 percent to $5.8 billion when compared with the second quarter of 2002. Earnings from operations totaled $313 million, and reflect significantly lower deliveries and revenues and higher pension expense, offset by good performance and lower R&D spending. Operating margins were 5.4 percent in the period compared to 7.3 percent for the second quarter last year.

Commercial Airplanes received 76 gross orders during the quarter. Contractual backlog grew slightly to $66.0 billion through June 30 compared with $65.8 billion at the end of the first quarter.

Integrated Defense Systems

Integrated Defense Systems’ revenues increased 7 percent to $6.6 billion, up from $6.1 billion in the second quarter of 2002. Reported operating losses totaled $429 million compared with earnings from operations of $639 million in the second quarter of 2002 due to the previously disclosed charges recognized primarily in the Launch and Orbital Systems segment. Because of the charges, operating margins for the quarter were negative 6.5 percent compared with 10.4 percent for the same period last year. Aircraft, weapon, military support and network-centric programs continued to perform well. Integrated Defense Systems results are summarized below in Table 6.

Table 6. Integrated Defense Systems Operating Results	2nd Quarter		% Change	Six Months		% Change
(Millions, except margin percent)	2003	2002		2003	2002

Revenues
Aircraft and Weapon Systems	$2,540	$2,634	(4%)	$5,224	$4,843	8%
Network Systems	$2,233	$1,971	13%	$4,187	$3,554	18%
Support Systems	$1,019	$866	18%	$1,984	$1,632	22%
Launch and Orbital Systems	$770	$677	14%	$1,428	$1,423	0%

Total IDS Revenues	$6,562	$6,148	7%	$12,823	$11,452	12%

Earnings / (Losses) from Operations
Aircraft and Weapon Systems	$372	$365	2%	$753	$659	14%
Network Systems(2)	$101	$144	(30%)	$235	$254	(7%)
Support Systems	$107	$93	15%	$216	$144	50%
Launch and Orbital Systems(1)(2)	($1,009)	$37	N.M.	($1,602)	($13)	N.M.

Total IDS Earnings from Operations	($429)	$639	(167%)	($398)	$1,044	(138%)

Add Back: Goodwill Impairment Charges	—	—		$572	—

Adjusted Earnings from Operations*	($429)	$639	(167%)	$174	$1,044	(83%)

Operating Margins	(6.5%)	10.4%		(3.1%)	9.1%
Adjusted Operating Margins*	(6.5%)	10.4%		1.4%	9.1%

(1)	1Q03 results includes SFAS 142 goodwill impairment charges totaling $572 million.

(2)	2Q03 results include previously disclosed charges of ~$1,030 million at Launch and Orbital Systems, and ~$70 million at Network Systems. “N.M.” = Not Meaningful

Aircraft and Weapon Systems again delivered strong profitability. Revenues for the quarter fell 4 percent to almost $2.5 billion on lower rotorcraft deliveries partially offset by higher JDAM deliveries. Performance remained excellent with operating margins at 14.6 percent, up from 13.9 percent in 2002, and included continuing investment in the 767 Tanker program.

Network Systems results for the second quarter reflected continued growth in its homeland security and Department of Defense (DoD) network-centric program base as revenues rose 13 percent to $2.2 billion. Operating margins were 4.5 percent, down from 7.3 percent last year, due to previously disclosed cost growth on DoD satellite programs. Margins on missile defense, intelligence, and network-centric programs improved from the second quarter of 2002.

Support Systems delivered strong growth with revenues up 18 percent to just over $1.0 billion on significant increases in tactical and transport aircraft spares and modernization. Operating margins remained excellent at 10.5 percent compared with 10.7 percent in the second quarter of 2002.

Launch and Orbital Systems revenues for the quarter were up 14 percent to $770 million on higher satellite deliveries. Charges recognized during the period, as previously announced, resulted in an operating loss of approximately $1 billion.

Contractual backlog at the end of the quarter increased to $38.8 billion compared with $36.5 billion at the end of the first quarter. Unobligated backlog rose by over $10 billion; this primarily reflects the U.S. Army decision to proceed to the system design and development phase of its Future Combat System.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) results are summarized in Table 7 below.

Table 7. Boeing Capital Corporation Operating Results
(Millions)	2nd Quarter		% Change	Six Months		% Change
	2003	2002		2003	2002

Revenues	$287	$255	13%	$570	$483	18%

Pre-Tax Income / (Loss)(1)	$72	$73	(1%)	($41)	$139	(129%)

(1)	Includes financing-related interest expense of $111 million and $99 million for 2Q03 and 2Q02, respectively. Year-to-date financing-related interest expense totaled $222 million for 2003 and $189 million for 2002.

During the quarter, revenues increased 13 percent to $287 million as a result of portfolio growth during 2003. Pre-tax income, including interest expense, totaled $72 million compared with $73 million in the second quarter of 2002. The slight decline primarily reflects higher depreciation expenses when compared with the second quarter of 2002, largely offset by increased revenues.

BCC’s customer financing portfolio grew modestly to $12.0 billion, up from $11.7 billion at the end of the first quarter and $11.1 billion in the second quarter of 2002. The increase reflected new business volume totaling $0.6 billion offset by $0.3 billion of asset run-off and depreciation. The allowance for losses on finance lease and note receivables at quarter-end was 5.2 percent compared to 5.3 percent at the end of the first quarter.

At quarter-end, approximately 78 percent of Boeing Capital Corporation’s portfolio was related to Boeing products and services (primarily commercial aircraft) compared with 76 percent at the end of the first quarter. Leverage, as measured by the ratio of debt-to-equity, declined during the quarter from 5.6-to-1 to 5.3-to-1.

“Other” Segment

The “Other” segment consists chiefly of the Connexion by BoeingSM, Air Traffic Management, and Boeing technology units, as well as certain results related to the consolidation of all business units. Losses from operations for the quarter totaled $57 million as Connexion by Boeing prepares to launch full-scale service in 2004.

During the second quarter, Connexion by Boeing completed successful consumer trials with Lufthansa and British Airways, and signed an initial service agreement with Lufthansa for 88 aircraft. Boeing’s Air Traffic Management unit continued to build support for a modernized global air traffic management system, signing an agreement with the Air Traffic Alliance to cooperate on several projects around the world.

Outlook

The outlook below in Table 8 reflects the company’s current assessment of the markets for its products and services during the guidance period.

Table 8. Financial Outlook (Billions, except per share data)	2003	2004

Revenues	+/-$49	+/-$52

Earnings Per Share (GAAP)	($0.07)–$0.03	$1.75–$1.95
Add back: Goodwill Impairment Charges	$1.02
Adjusted Earnings Per Share*	$0.95–$1.05	$1.75–$1.95

Operating Cash Flow	$3.0–$3.5	>$3.5
Less: Property, Plant & Equipment, Net	+/-$1	+/-$1
Free Cash Flow*	$2.0–$2.5	>$2.5

The company actively monitors conditions in its key markets. In the commercial aviation market, while there have been some encouraging signs, the downturn remains severe and continues to dampen demand across all airplane types, particularly the 757. The timing of a civil aviation industry recovery remains uncertain and is unlikely to begin before 2005.

In commercial space, the outlook for launch services and satellites remains poor, as reflected in the company’s decision to focus Delta IV on the government launch market. The company is managing these businesses to address market realities and deliver solid future returns.

At the same time, the company expects its defense and non-commercial space businesses to perform well in their growing markets. Boeing Integrated Defense Systems expects continued growth and performance in its Network Systems segment, which contains missile defense, homeland security, intelligence, and DoD network-centric businesses. The Aircraft and Weapon and Support segments are expected to deliver results similar to the strong levels achieved in 2002. Thus, strength in defense and non-commercial space markets should continue to partially offset the downturn in the company’s commercial aviation and space markets.

Boeing Commercial Airplanes’ deliveries forecast for 2003 is unchanged. The delivery forecast for 2003 remains approximately 280 airplanes and is virtually sold out. The delivery forecast for 2004 has been narrowed from between 275 and 300 airplanes to between 275 and 290 airplanes. The 2004 delivery forecast is now approximately 90 percent sold at the lower end of the range. Commercial Airplanes expects demand for aircraft services and spares to remain soft due to severe market conditions.

Boeing Capital Corporation portfolio growth is expected to slow as airplane delivery rates remain at depressed levels. BCC is focused on minimizing risk and preserving value with prudently structured transactions and portfolio management.

The outlook for 2003 revenues is unchanged at +/-$49 billion. The company is revising its 2004 revenue outlook from $52–$54 billion to +/-$52 billion. This revision reflects commercial airplane deliveries as well as lower spares and services volume. The revision also reflects the updated commercial space outlook, including the reduced Delta IV manifest.

The company is revising its 2003 earnings per share guidance to incorporate the charges recognized in the second quarter totaling $0.87 per share, partially offset by good performance in other business segments. On a GAAP basis, 2003 earnings per share guidance is revised from $0.68–$0.88 per share to ($0.07)–$0.03 per share. Adjusted earnings per share* guidance has been revised from $1.70–$1.90 per share to $0.95–$1.05 per share. The company’s 2003 adjusted earnings per share* guidance adds back the charges for goodwill impairment ($1.02 per share) recognized in the first quarter to better reflect the results of current period operating activities.

Charges recognized during the first half of 2003 totaled $2.09 per share, of which $1.33 per share are non-cash. These include $1.02 per share for goodwill impairment, $0.20 per share to revalue the customer financing portfolio, and $0.11 per share related to depreciation and inventory adjustments in the company’s Delta IV and commercial satellite businesses. Cash charges for the period totaled $0.76 per share, and are spread over the next seven years.

The company is revising its 2004 earnings per share outlook from $2.10–$2.30 to $1.75–$1.95 per share. This primarily reflects the updated 2004 revenue outlook, as well as the updated 2004 outlook for launch and satellite program profitability.

The company’s cash flow outlook is unchanged. Operating cash flow is expected to be $3.0 to $3.5 billion in 2003 and greater than $3.5 billion in 2004. Free cash flow* guidance remains unchanged for 2003 at $2.0 to $2.5 billion after $479 million of discretionary pension contributions funded during the second quarter. The company may make additional discretionary funding contributions in 2003. For 2004, free cash flow* guidance is unchanged at greater than $2.5 billion and includes pre-tax pension contributions totaling up to $1.0 billion, as previously disclosed.

The company’s outlook does not contemplate any outcome associated either with the current procurement investigation or lawsuit related to the Evolved Expendable Launch Vehicle.

Boeing expects research and development to remain between 3.0 and 3.5 percent of sales during the guidance period.

Non-GAAP Measure Disclosure

The following definitions are provided for non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used by the company within this disclosure. Boeing does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Adjusted Financial Results

Boeing reports adjusted earnings per share, earnings from operations, and operating margins excluding SFAS 142 goodwill charges. Management believes that because goodwill is a non-cash charge related to past acquisitions, adjusting the company’s financial results to exclude goodwill provides investors with a clearer perspective on the current underlying operating performance of the company. Management uses earnings from operations excluding goodwill charges as an internal measure of business operating performance.

Adjusted Earnings per Share

Boeing defines adjusted earnings per share as GAAP earnings per share (EPS) less SFAS 142 goodwill charges. Table 1 reconciles GAAP EPS and adjusted EPS.

Adjusted Earnings from Operations (or Adjusted Operating Losses)

Boeing defines adjusted earnings from operations as GAAP earnings from operations less SFAS 142 goodwill charges. Tables 2, 5, 6, and 8 reconcile GAAP earnings from operations and adjusted earnings from operations.

Adjusted Operating Margin

Boeing defines adjusted operating margin as the adjusted earnings from operations (defined above) divided by revenues. Tables 2, 5, and 6 reconcile GAAP operating margins and adjusted operating margins.

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant, and equipment, net. GAAP operating cash flow includes intercompany cash received from the sale of aircraft by Boeing Commercial Airplanes (BCA) for customers who receive financing from Boeing Capital Corporation (BCC). The year-to-date contribution to operating cash flow related to customer deliveries of Boeing airplanes financed by Boeing Capital Corporation totals approximately $0.9 billion, compared to just under $1.4 billion for the first half of 2002.

GAAP investing cash flow includes a reduction in cash for the intercompany cash paid by BCC to BCA, as well as an increase in cash for amounts received from third parties, primarily customers paying amounts due on aircraft financing transactions. The majority of BCC’s customer financing is funded by debt and cash flow from BCC operations.

Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall Boeing liquidity. Table 3 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements in this release include, but are not limited to, our assessment of the markets for our products, statements discussing the growth of our business segments, and the statements contained in the “Outlook” section of this release. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued impact of the commercial satellite downturn, the impact of the commercial aviation downturn on overall production, as well as the impact on production or production rates for specific commercial airplane models, the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; tax settlements with the U.S. Government; the Company’s successful execution of internal performance plans, production rate increases and decreases (including any reduction in or termination of an aircraft product), acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and U.S. and foreign government procurement activities, including procurement of tankers by the U.S. Department of Defense; the cyclical nature of some of the Company’s businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; factors that could result in significant and prolonged disruption to air travel worldwide (including impacts flowing from the war in Iraq and future terrorist attacks); any additional impacts from the attacks of September 11, 2001; global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, including uncertainty regarding government funding of certain programs; changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal proceedings, including U.S. Government proceedings and investigations and commercial litigation related to the Evolved Expendable Launch Vehicle Program; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in the Company’s SEC filings, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and Form 10-Q for the period ending March 31, 2003.

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Contact:

Investor Relations:	Paul Kinscherff or Bob Kurtz (312) 544-2140
Communications:	John Dern (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)	Six months ended June 30		Three months ended June 30

	2003	2002	2003	2002

Sales and other operating revenues	$25,045	$27,679	$12,785	$13,858

Cost of products and services	(22,184)	(23,103)	(11,646)	(11,532)

Boeing Capital Corporation interest expense	(222)	(189)	(111)	(99)

	2,639	4,387	1,028	2,227
Income from operating investments, net	15	40	9	29
General and administrative expense	(1,403)	(1,293)	(791)	(621)
Research and development expense	(798)	(844)	(437)	(385)
Gain on dispositions, net	12	42	5	42
Share-based plans expense	(233)	(220)	(119)	(116)
Goodwill impairment	(913)

Impact of September 11, 2001, recoveries/(charges)	15	(34)	12

Earnings (loss) from operations	(666)	2,078	(293)	1,176

Other income/(expense), net	29	40	10	28

Interest and debt expense	(185)	(162)	(92)	(80)

Earnings (loss) before income taxes	(822)	1,956	(375)	1,124

Income tax (expense)/benefit	152	(599)	183	(345)

Net earnings (loss) before cumulative effect of accounting change	(670)	1,357	(192)	779

Cumulative effect of accounting change, net of tax		(1,827)

Net earnings (loss)	$(670)	$(470)	$(192)	$779

Basic earnings (loss) per share before cumulative effect of accounting change	$(0.84)	$1.69	$(0.24)	$0.97

Cumulative effect of accounting change, net of tax		(2.28)

Basic earnings (loss) per share	$(0.84)	$(0.59)	$(0.24)	$0.97

Diluted earnings (loss) per share before cumulative effect of accounting change	$(0.84)	$1.68	$(0.24)	$0.96

Cumulative effect of accounting change, net of tax		(2.26)

Diluted earnings (loss) per share	$(0.84)	$(0.58)	$(0.24)	$0.96

Cash dividends paid per share	$0.34	$0.34	$0.17	$0.17

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	June 30 2003	December 31 2002

Assets

Cash and cash equivalents	$1,879	$2,333
Accounts receivable	5,235	5,007
Current portion of customer and commercial financing	909	1,289
Deferred income taxes	2,042	2,042
Inventories, net of advances, progress billings and reserves	6,384	6,184

Total current assets	16,449	16,855
Customer and commercial financing, net	11,419	10,922
Property, plant and equipment, net	8,521	8,765
Goodwill	1,910	2,760
Other acquired intangibles, net	1,081	1,128
Prepaid pension expense	7,249	6,671
Deferred income taxes	2,196	2,272
Other assets	2,826	2,969

	$51,651	$52,342

Liabilities and Shareholders’ Equity

Accounts payable and other liabilities	$14,120	$13,739
Advances in excess of related costs	2,968	3,123
Income taxes payable	653	1,134
Short-term debt and current portion of long-term debt	1,505	1,814

Total current liabilities	19,246	19,810
Accrued retiree health care	5,585	5,434
Accrued pension plan liability	6,271	6,271
Deferred lease income	500	542
Long-term debt	13,083	12,589
Shareholders’ equity:
Common shares, par value $5.00 — 1,200,000,000 shares authorized; Shares issued — 1,011,870,159 and 1,011,870,159	5,059	5,059
Additional paid-in capital	2,341	2,141
Treasury shares, at cost — 170,935,405 and 171,834,950	(8,350)	(8,397)
Retained earnings	13,306	14,262
Accumulated other comprehensive income	(3,985)	(4,045)
ShareValue Trust shares — 40,835,627 and 40,373,809	(1,405)	(1,324)

Total shareholders’ equity	6,966	7,696

	$51,651	$52,342

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30

(Dollars in millions)	2003	2002

Cash flows - operating activities:
Net earnings (loss)	$(670)	$(470)
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Non-cash items:
Impairment of goodwill	913	2,410
Share-based plans expense	233	220
Depreciation	738	604
Amortization of other acquired intangibles	46	46
Amortization of debt discount/premium and issuance costs	8	6
Pension income	(99)	(299)
Investment/asset impairment charges	56	46
Customer and commercial financing valuation provision	179	17
Gain on dispositions, net	(12)	(42)
Other charges and credits, net	53	12
Changes in assets and liabilities –
Accounts receivable	82	(545)
Inventories, net of advances, progress billings and reserves	(331)	1,119
Accounts payable and other liabilities	392	(225)
Advances in excess of related costs	(155)	(1,013)
Income taxes payable and deferred	(503)	(45)
Deferred lease income	(42)	(39)
Prepaid pension expense	(479)	(340)
Accrued retiree health care	151	92
Other	(143)	132

Net cash provided (used) by operating activities	417	1,686

Cash flows - investing activities:
Customer financing and properties on lease, additions	(1,035)	(2,003)
Customer financing and properties on lease, reductions	563	760
Property, plant and equipment, net additions	(303)	(463)
Acquisitions, net of cash acquired	(71)
Proceeds from dispositions	100	52
Contributions to investment in strategic and non-strategic operations	(78)	(401)
Proceeds from investment in strategic and non-strategic operations	67	63

Net cash provided (used) by investing activities	(757)	(1,992)

Cash flows - financing activities:
New borrowings	1,143	1,276
Debt repayments	(991)	(549)
Stock options exercised, other	20	47
Dividends paid	(286)	(285)

Net cash provided (used) by financing activities	(114)	489

Net increase (decrease) in cash and cash equivalents	(454)	183
Cash and cash equivalents at beginning of year	2,333	633

Cash and cash equivalents at end of second quarter	$1,879	$816

The Boeing Company and Subsidiaries

Business Segment Data

(Unaudited)

	Six months ended June 30		Three months ended June 30

(Dollars in millions)	2003	2002	2003	2002

Revenues:
Commercial Airplanes	$11,516	$15,975	$5,819	$7,662
Integrated Defense Systems:
Aircraft and Weapon Systems	5,224	4,843	2,540	2,634
Network Systems	4,187	3,554	2,233	1,971
Support Systems	1,984	1,632	1,019	866
Launch and Orbital Systems	1,428	1,423	770	677

Total Integrated Defense Systems	12,823	11,452	6,562	6,148
Boeing Capital Corporation	570	483	287	255
Other	515	256	285	130
Accounting differences/eliminations	(379)	(487)	(168)	(337)

Operating revenues	$25,045	$27,679	$12,785	$13,858

Earnings (loss) from operations:
Commercial Airplanes	$201	$1,199	$313	$560
Integrated Defense Systems:
Aircraft and Weapon Systems	753	659	372	365
Network Systems	235	254	101	144
Support Systems	216	144	107	93
Launch and Orbital Systems	(1,602)	(13)	(1,009)	37

Total Integrated Defense Systems	(398)	1,044	(429)	639
Boeing Capital Corporation	(41)	139	72	73
Other	(178)	(97)	(57)	(45)
Accounting differences/eliminations	79	137	54	68
Share-based plans expense	(233)	(220)	(119)	(116)
Unallocated (expense)/income	(96)	(124)	(127)	(3)

Earnings (loss) from operations	(666)	2,078	(293)	1,176
Other income/(expense), net	29	40	10	28
Interest and debt expense	(185)	(162)	(92)	(80)

Earnings (loss) before income taxes	(822)	1,956	(375)	1,124
Income tax (expense)/benefit	152	(599)	183	(345)

Net earnings (loss) before cumulative effect of accounting change	$(670)	$1,357	$(192)	$779

Effective income tax rate	18.5%	30.6%	48.8%	30.7%

Research and development expense:
Commercial Airplanes	$314	$436	$157	$213
Integrated Defense Systems:
Aircraft and Weapon Systems	166	136	88	63
Network Systems	95	50	53	(10)
Support Systems	33	22	18	12
Launch and Orbital Systems	134	134	86	67

Total Integrated Defense Systems	428	342	245	132
Other	56	66	35	40

Total research and development expense	$798	$844	$437	$385

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Six Months				2nd Quarter

Commercial Airplanes	2003		2002		2003		2002

717	6	(5)	8		3	(3)	5
737 Next-Generation*	85		130	(2)	44		71	(1)
747	10		13	(1)	4		5	(1)
757	9		19		4		7
767	16	(1)	22		7		10
777	19		30		12		14

Total	145		222		74		112

*        Includes one intercompany C-40 737 aircraft in the 1st quarter 2002 and one in the 2nd quarter 2002.

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems

Aircraft and Weapon Systems:
F-15	2		1		1		1
C-17	9		7		4		4
F/A-18E/F	20		19		9		9
T-45TS	7		7		3		5
CH-47 (New Builds)	—		4		—		2
Apache (New Builds)	—		14		—		9
C-40	1		1		—		1
Launch and Orbital Systems:
Delta II	2		2		1		1
Delta IV	1		—		—		—
Satellites	3		4		2		1

Contractual backlog (Dollars in billions)	June 20 2003	March 31 2003	December 31 2002

Commercial Airplanes	$66.0	$65.8	$68.2
Integrated Defense Systems:
Aircraft and Weapon Systems	19.4	16.0	$15.9
Network Systems	5.3	6.1	$6.7
Support Systems	5.5	5.8	$5.2
Launch and Orbital Systems	8.6	8.6	$8.2

Total Integrated Defense Systems	38.8	36.5	36.0
Total contractual backlog	$104.8	$102.3	$104.2

Unobligated backlog	$43.7	$33.1	$34.7

Workforce	160,000	164,000	166,000